UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2016

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Joint Development Agreement

On February 1, 2016, Gevo, Inc. (“Gevo”) entered into a Joint Development Agreement (the “JDA”) with Porta Hnos S.A. (“Porta”) to construct multiple isobutanol plants in Argentina using corn as a feedstock. The JDA between Porta and Gevo (together, the “Parties” and each individually, a “Party”) establishes a strategic relationship between the Parties to: i) jointly improve Gevo’s technology for use in corn ethanol plants; ii) jointly develop an engineering package for retrofitting ethanol plants; and iii) license Gevo’s technology and retrofit certain ethanol plants to produce renewable isobutanol (“Biobutanol”).

The JDA contemplates Porta constructing up to four Biobutanol plants. Porta will have the exclusive right to supply equipment and process engineering services for addition of Biobutanol capacity for the ethanol plants contemplated by the JDA.  For these projects, Gevo would be the direct licensor of its technology and the marketer for any Biobutanol produced, and would expect to receive all royalties and sales and marketing fees generated from these projects.

The JDA will continue in effect until June 1, 2020 unless it is earlier terminated by either of the Parties as provided in the JDA. The Parties have agreed to indemnify one another under certain circumstances and to limit their liability under the JDA.

Commercial License Agreement

In connection with the JDA described above, on February 1, 2016, Gevo and Porta entered into a Commercial License Agreement (the “License Agreement”). Gevo owns or otherwise has rights in certain patents, patent applications, and know-how relating to the production, recovery and use of Biobutanol. Gevo previously entered into that certain Patent Cross-License Agreement, dated as of August 22, 2015(the “Cross-License Agreement”), by and between Gevo and Butamax Advanced Biofuels LLC (“Butamax”), pursuant to which, Gevo received certain sublicensing rights, on a non-exclusive basis, in and to certain patents and patent applications relating to the production, recovery and use of Biobutanol that are owned or licensed (and sublicensable) by Butamax (collectively, the “Licensed Butamax Patents”).

Pursuant to the License Agreement, Gevo granted Porta a license to Gevo’s patents, patent applications, and know-how on a non-exclusive basis within Argentina, and a non-exclusive sublicense under Gevo’s rights in and to the Licensed Butamax Patents within Argentina, in each instance, for purposes of manufacturing Biobutanol at Porta’s facility located in Cordoba, Argentina which can produce up to 5 million gallons of licensed product per year, subject to the terms and conditions of the License Agreement.

On a quarterly basis, Porta will pay Gevo royalties for all Biobutanol sold pursuant to the License Agreement.

Pursuant to the License Agreement, Porta appointed Gevo to be Porta’s exclusive sales agent for the purposes of (a) marketing Biobutanol to potential customers and distributors of Biobutanol, and (b) negotiating and entering into contracts in Porta’s name (i) with such customers and distributors (collectively, “Customers”) for the sale and supply of Biobutanol by Porta to such Customers, subject to certain terms described in the License Agreement and (ii) for off-take agreements for the supply of Biobutanol by Porta for sale by or through Butamax in the Direct Fuel Blending Field, as such term is defined in the License Agreement.  Gevo will receive a sales commission for all such sales of Biobutanol where Gevo acts as sales agent.

Porta must adhere to certain restrictions in connection with its use of the license, including without limitation, Porta (i) must use only Gevo’s biocatalysts and separation technology and (ii) may only use the license and sub-license to produce Biobutanol. In addition, Porta cannot use a third party to produce Biobutanol on its behalf and cannot sublicense its rights under the License Agreement without the prior written consent of Gevo, which Gevo can withhold in its sole and absolute discretion.  Porta must keep records and provide Gevo with information stating the number of gallons of Biobutanol sold or otherwise transferred in each quarter.

If Porta creates, develops, makes, or acquires any improvements to the patents or know-how it has licensed from Gevo, it must promptly disclose such improvements to Gevo and agrees to irrevocably and unconditionally assign, transfer, and convey any right, title or interest it may have to Gevo. Should Porta be unable to assign its rights to any such improvement, it will not enforce such rights against Gevo and will grant Gevo an exclusive, unconditional, irrevocable, fully-paid and royalty-free license to use such improvements without restriction.

The Parties have also made certain representations, warranties and covenants to each other, including without limitation, with respect to confidentiality and each Parties’ authority to enter into the License Agreement. Porta has also agreed to indemnify and hold Gevo harmless from claims and losses arising directly or indirectly from the License Agreement or any other activities regarding the use of Gevo’s technology or biocatalyst. The License Agreement also provides for Gevo’s limited liability.

The License Agreement will continue in effect indefinitely from January 11, 2016 until terminated by either of the Parties, as provided in the License Agreement..

The above descriptions are summaries and are qualified in their entirety by the terms of the JDA and the License Agreement filed herewith.

On February 2, 2016, Gevo issued a press release regarding the JDA and the License Agreements. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1†	Joint Development Agreement, dated February 1, 2016, by and between Gevo, Inc. and Porta Hnos S.A.

10.2†	Commercial License Agreement, dated February 1, 2016, by and between Gevo, Inc. and Porta Hnos S.A.

99.1	Press release issued by Gevo, Inc. on February 2, 2016.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Mike Willis
Mike Willis
Chief Financial Officer

Date: February 5, 2016

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